Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayer Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade – NIRE 3330029520-8

Publicly-held Company

Esteemed Shareholders,

Oi S.A. – In Judicial Reorganization (“Company”), pursuant to CVM Instruction No. 481/09 (“ICVM 481”), as amended, discloses to its shareholders and the market in general the consolidated voting statement for the remote voting bulletin for the purpose of exercising voting rights at the Ordinary and Extraordinary Shareholders’ Meeting (Assembleia Geral Ordinária e Extraordinária – AGOE) to be held on April 30, 2020.

The Company clarifies that the exercise of such voting right via the completion and delivery of a remote voting bulletin does not prohibit attendance at the AGOE and exercise of the vote in person, in which case the AGOE Board will disregard the remote voting instruction, pursuant to Article 21-W, paragraph 5, item I, of CVM Instruction No. 481.

The Company emphasizes that it will carry out verification of the shareholding position as is customarily conducted for its General Shareholders’ Meetings to confirm the shareholding positions of the shareholders that choose to exercise their vote by completing and delivering a remote voting bulletin, taking into account, for the purpose of computation of such votes, the most recent position of each shareholder as available to the Company (or, if unavailable, the shareholding position as provided by the depositary agent of the Company’s shares, pursuant to Article 21-T, item II, section "a” of CVM Instruction No. 481).

The Company also warns that the information contained in the consolidated summary voting statement published in accordance with the provisions of Article 21-W, third paragraph, of CVM Instruction No. 481, may not represent the results of the votes with respect to the matters that will be submitted for deliberation at the AGOE, according to the Call Notice published on March 31, 2020, considering that such summary voting statement comprises only the votes cast by remote voting.

Rio de Janeiro, April 29, 2020.

Oi S.A. – In Judicial Reorganization

Camille Loyo Faria

Chief Financial Officer and Investor Relations Officer

Consolidated Voting Statement

General Shareholders’ Meeting – April 30, 2020 at 11 a.m

Agenda Item	Description of Deliberation	Voting Position	Total Number of Shares
At the Annual General Meeting
(1)	Analysis of management accounts, examine, discuss, and vote on the financial statements related to the fiscal year ended on December 31, 2019	Approve	1,972,996,359
		Reject	346,337
		Abstain	775,213,143
(2)	Allocation of the results for the fiscal year ended December 31, 2019	Approve	1,985,638,631
		Reject	93,251
		Abstain	762,823,957
(3)	Establishment of the total annual compensation of Management and members of the Company's Fiscal Council	Approve	1,952,148,215
		Reject	44,437,392
		Abstain	751,970,232
(4)	Elect the members of the Fiscal Council and their respective alternates	Approve	1,730,541,003
		Reject	1,269,624
		Abstain	1,016,745,212
At the Extraordinary General Meeting
(5)	Ratify the election to the Board of Directors, in addition to the term of office of appointed members occupying positions on the Board of Directors, pursuant to article 150 of Law No. 6.404/76 at Meetings of the Board of Directors held on March 4 and 13, 2020	Approve	1,986,301,517
		Reject	1,266,591
		Abstain	760,987,731
(6)	Re-ratify the overall compensation of the administration approved at the Ordinary and Extraordinary General Meeting held on April 26, 2019	Approve	1,979,893,269
		Reject	17,120,432
		Abstain	751,542,138